Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEXUS REPORTS RECORD $2.2B REVENUE WITH 11% GROWTH FOR FISCAL 2011

Plexus Reports Fiscal Fourth Quarter Revenue of $538 Million, EPS of $0.52

Initiates Q1 Fiscal 2012 Revenue Guidance of $510—$540 Million

NEENAH, WI, October 26, 2011—Plexus Corp. (NASDAQ: PLXS) today announced:

	Three Months Ended
(US$ in thousands, except EPS)	October 1, 2011 Q4 F11	July 2, 2011 Q3 F11	October 2, 2010 Q4 F10

Revenue	$538,130	$559,183	$555,632
Gross profit	$50,288	$54,074	$56,362
Operating profit	$22,035	$24,885	$29,010
Net income	$18,323	$22,040	$26,607
Earnings per share	$0.52	$0.58	$0.65

Gross margin	9.3%	9.7%	10.1%
Operating margin	4.1%	4.5%	5.2%
Return on invested capital	15.6%	16.2%	19.5%

Fiscal 2011 Results:

•	Revenue: $2.23 billion, up 10.8% over prior year

•	Diluted EPS: $2.30 including $0.28 per share of stock-based compensation expense

•	Return on invested capital (ROIC): 15.6%

Q4 Fiscal 2011 Results (quarter ended October 1, 2011):

•	Revenue: $538 million, relative to guidance of $530 to $560 million

•	Diluted EPS: $0.52, including $0.08 per share of stock-based compensation expense, relative to guidance of $0.50 to $0.55

Q1 Fiscal 2012 Guidance:

•	Revenue: $510 to $540 million

•	Diluted EPS: $0.44 to $0.49, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Fiscal 2011 was a good year for Plexus. Revenues grew 10.8% to a record $2.2 billion and we delivered return on invested capital of 15.6%, 210 basis points above our weighted average cost of capital. We believe the combination of revenue growth and return on invested capital above our weighted average cost of capital is fundamental to delivering long-term shareholder value. While both revenue growth and return on invested capital were below our enduring goals, I believe we performed well given the exceptional end-market volatility and dampened customer demand caused by the challenging macroeconomic environment. Additionally, we continued to advance important strategic initiatives that I believe position Plexus for long-term growth and shareholder value creation.”

Mr. Foate continued, “Focusing on our fiscal fourth quarter of 2011, we again experienced significant levels of forecast volatility. Despite this challenging environment, we delivered results that were within our guidance range. While the end-market demand environment is soft, our new business development activity is very encouraging. During the quarter we won 24 new programs in our Manufacturing Solutions group that we anticipate will generate approximately $182 million in annualized revenue when fully ramped into production. This was solid performance and the strongest result since our fiscal first quarter of 2010. In addition, our funnel of qualified manufacturing opportunities remained strong during the quarter at $1.9 billion. Our Engineering Solutions group also enjoyed a strong quarter of new program wins, totaling approximately $18 million. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.3% for the fiscal fourth quarter, within our expectations when we set guidance for the quarter. Selling and administrative expenses were slightly above our expectations for the quarter, including approximately $500,000 of severance expense related to cost structure reductions not included in our original guidance. As a result, operating margin for the fiscal fourth quarter was 4.1%. Our tax rate for fiscal 2011 remained unchanged at 3%.”

Ms. Jones continued, “During the fiscal fourth quarter, market conditions led us to repurchase 1.0 million shares under our previously announced share repurchase program, totaling $30 million at a weighted average price of $28.86 per share. This completed our authorized $200 million share repurchase program at a weighted average price of $31.69 per share. The completion of the share repurchase program in the fiscal fourth quarter contributed approximately $0.01 cents of diluted EPS that was not included in our guidance, offset by $0.01 cents of stock-based compensation expense that was higher than our guidance.”

Ms. Jones concluded, “Fiscal fourth quarter cash cycle days including customer deposits were 70 days, a meaningful improvement from the prior quarter and at the low end of our expectation of 70 to 74 days. Days in receivables decreased one day from the fiscal third quarter based on the timing of payments from customers. We continue to make progress on inventory management initiatives, which delivered a three-day reduction in inventory days during the fiscal fourth quarter while continuing to meet our customers’ needs for flexibility and agility.”

Mr. Foate added, “Continued volatility in our customer forecasts and uncertainty about the end markets are reflected in our fiscal first quarter revenue guidance range of $510 to $540 million. At that level of revenue we would anticipate EPS of $0.44 to $0.49, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal 2012 first quarter revenue may be modestly down sequentially when compared to our fiscal 2011 fourth quarter.”

Mr. Foate concluded, “Looking further ahead to full-year fiscal 2012, our current stance continues to be pragmatic. We are confident that we have a winning strategy that delivers long-term growth and shareholder value, yet the continuing economic malaise is unquestionably affecting the performance of our customers’ end markets, resulting in poor forecast visibility into fiscal 2012. Given the uncertain environment, we have taken actions to calibrate our cost structure to fiscal 2012 growth that we currently anticipate could be meaningfully below our enduring 15% organic revenue growth goal.

Those actions include reductions in headcount in each of our regions, reductions in our planned capital expenditures in fiscal 2012 and strict controls on new hiring and discretionary spending. Optimistically, the strength of the Plexus brand, the strength of the new business wins and the healthy funnel of opportunities provides us the confidence to continue with capacity investments required to support long-term growth. We have already begun transitioning a significant customer into our fourth manufacturing facility in Penang, Malaysia, which will be fully operational in the fiscal first quarter of 2012. Our second manufacturing facility in Xiamen, China, is expected to be complete in the second half of fiscal 2012 and we anticipate announcing, during the first half of fiscal 2012, the construction of a larger facility in Oradea, Romania to replace leased buildings that served as our start-up solution in lower-cost Europe.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

MARKET SECTOR BREAKOUT

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q4 F11		Q3 F11		Q4 F10
Wireline/Networking	$185	34%	$224	40%	$222	40%
Wireless Infrastructure	$29	6%	$35	6%	$63	11%
Medical	$112	21%	$114	21%	$116	21%
Industrial/Commercial	$157	29%	$130	23%	$116	21%
Defense/Security/Aerospace	$55	10%	$56	10%	$39	7%
Total Revenue	$538		$559		$556

FISCAL Q4 SUPPLEMENTAL INFORMATION

•

ROIC for the fiscal fourth quarter was 15.6%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling five-quarter period for the fourth quarter and a rolling four-quarter period for the third quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.

•

Cash flow provided by operations was approximately $95 million for the quarter. Capital expenditures for the quarter were $27 million. Free cash flow was positive for the quarter, at approximately $68 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 59% of revenue during the quarter, consistent with the previous quarter.

•	Juniper Networks, Inc., with 17% of revenue, and The Coca-Cola Company, with 10% of revenue, were the only customers representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F11	Q3 F11	Q4 F10
Days in Accounts Receivable	48	49	51
Days in Inventory	85	88	90
Days in Accounts Payable	(57)	(56)	(66)
Days in Cash Deposits	(6)	(6)	(5)
Annualized Cash Cycle	70	75	70

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Thursday, October 27th at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 conference ID: 96681965 http://tinyurl.com/42vatlq (requires Windows Media Player)

Replay:	The call will be archived November 3, 2011 at midnight Eastern Time at http://tinyurl.com/42vatlq or via telephone replay at (855) 859-2056 or (404) 537-3406 with conference ID: 96681965

For further information, please contact:

Ginger Jones, Senior VP and Chief Financial Officer

920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. — The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the Americas, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement

The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new or recent customers or programs, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters, such as the floods in Thailand; raw materials and component cost fluctuations, particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our potential new replacement facility in Oradea, Romania, and our expansion in Penang, Malaysia, Darmstadt, Germany and Xiamen, China; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control

(such as drug cartel-related violence in Mexico, changes in oil prices and terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 2, 2010).

(financial tables follow)

PLEXUS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$538,130	$555,632	$2,231,232	$2,013,393
Cost of sales	487,842	499,270	2,016,490	1,806,471

Gross profit	50,288	56,362	214,742	206,922
Operating expenses:
Selling and administrative expenses	28,253	27,352	113,563	107,270

Operating income	22,035	29,010	101,179	99,652
Other income (expense):
Interest expense	(4,085)	(2,253)	(11,649)	(9,589)
Interest income	413	293	1,367	1,436
Miscellaneous income (expense)	613	(823)	1,206	(1,062)

Income before income taxes	18,976	26,227	92,103	90,437
Income tax expense (benefit)	653	(380)	2,847	904

Net income	$18,323	$26,607	$89,256	$89,533

Earnings per share:
Basic	$0.53	$0.66	$2.34	$2.24

Diluted	$0.52	$0.65	$2.30	$2.19

Weighted average shares outstanding:
Basic	34,852	40,396	38,063	40,051

Diluted	35,486	41,054	38,800	40,831

PLEXUS CORP.

NON-GAAP SUPPLEMENTAL INFORMATION

(in thousands, except per share data)

(unaudited)

ROIC Calculation	Twelve Months Ended October 1, 2011		Nine Months Ended July 2, 2011		Twelve Months Ended October 2, 2010

Operating income		$—		$79,144		$—
	÷	—	÷	3	÷	—

		—		26,381		—
	x	—	x	4	x	—

Annualized operating income		101,179		105,524		99,652
Tax rate	x	3%	x	3%	x	1%

Tax impact	-	3,035	-	3,166	-	997

Operating income (tax effected)		$98,144		$102,358		$98,655

Average invested capital		$627,610		$633,408		$506,620
ROIC		15.6%		16.2%		19.5%

	October 1, 2011	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$558,882	$572,657	$630,403	$680,474	$651,855
Plus:
Debt— current	17,350	17,191	17,119	17,052	17,409
Debt—non-current	270,292	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(242,107)	(208,729)	(123,381)	(149,498)	(188,244)

	$604,417	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 fourth quarter average invested capital (October 1, 2011, July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010)—$627,610

Fiscal 2011 third quarter average invested capital (July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010) – $633,408

	October 2, 2010	July 3, 2010	April 3, 2010	January 2, 2010	October 3, 2009
Equity	$651,855	$620,619	$585,954	$549,618	$527,446
Plus:
Debt— current	17,409	17,310	17,655	21,626	16,907
Debt—non-current	112,466	117,485	121,692	125,908	133,936
Less:
Cash and cash equivalents	(188,244)	(190,203)	(234,028)	(233,931)	(258,382)

	$593,486	$565,211	$491,273	$463,221	$419,907

Fiscal 2010 fourth quarter average invested capital (October 2, 2010, July 3, 2010, April 3, 2010, January 2, 2010, October 3, 2009) – $506,620

PLEXUS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	October 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$242,107	$188,244
Accounts receivable	284,019	311,205
Inventories	455,836	492,430
Deferred income taxes	15,750	18,959
Prepaid expenses and other	10,858	15,153

Total current assets	1,008,570	1,025,991

Property, plant and equipment, net	265,505	235,714
Deferred income taxes	12,470	11,787
Other	17,980	16,887

Total assets	$1,304,525	$1,290,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,350	$17,409
Accounts payable	307,152	360,686
Customer deposits	30,739	27,301
Accrued liabilities:
Salaries and wages	42,101	46,639
Other	57,335	50,484

Total current liabilities	454,677	502,519

Long-term debt and capital lease obligations, net of current portion	270,292	112,466
Other liabilities	20,674	23,539

Total non-current liabilities	290,966	136,005

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,298 and 47,849 shares issued, respectively, and 34,544 and 40,403 shares outstanding, respectively	483	478
Additional paid-in-capital	415,556	399,054
Common stock held in treasury, at cost, 13,754 and 7,446 shares, respectively	(400,110)	(200,110)
Retained earnings	534,824	445,568
Accumulated other comprehensive income	8,129	6,865

Total shareholders’ equity	558,882	651,855

Total liabilities and shareholders’ equity	$1,304,525	$1,290,379

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